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                                                                    EXHIBIT 99.1

Media Contact:             Tom Adkinson
                           615/316-6302
                           tadkinson@gaylordentertainment.com

Investor Contact:          J. Russell Worsham
                           615/316-6564
                           rworsham@gaylordentertainment.com


TERRY LONDON RESIGNS AS PRESIDENT, CEO OF GAYLORD ENTERTAINMENT;
BOARD CHAIRMAN E.K. GAYLORD II ASSUMES INTERIM ROLE

NASHVILLE, Tenn. (July 31, 2000)--Gaylord Entertainment Company (NYSE: GET) today announced the resignation of Terry E. London as president and chief executive officer and said the company's chairman, E.K. Gaylord II, will assume the role of interim president and CEO.

London, who has been a part of the Gaylord organization since 1978, said, "After 22 years with the company, I have decided it is the right time for me to resign as president and CEO."

"We have a good plan and strategy in place," London said. "We have key leadership on board. The company is in good shape and ready to go forward. That enables me to leave now and focus on some other things that are very important to me."

Commenting on the move, E.K. Gaylord II said, "From knowing and working with Terry London for the past 22 years, I understand and respect the decision he has made. Our friendship will endure. I wish him and his family the very best and Godspeed. As interim CEO, I will keep our team focused and motivated. We have an approved plan, and we will stick to it."

London said, "I greatly appreciate the opportunity the company and the Gaylord family have given me. There are few organizations such as this one that have consistently created shareholder value through innovative and creative investments while also maintaining a standard of honesty and integrity."

"I want to thank all the wonderful employees who have supported me and who have given their talent and time to make Gaylord Entertainment a great place to be. I am confident the success will continue."

Gaylord Entertainment is a diversified entertainment company whose businesses operate in three groups: hospitality and attractions, creative content and interactive media. Its headquarters are in Nashville, Tenn., and its stock is traded on the New York Stock Exchange (symbol: GET).


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